EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of February 9, 2022, by and between Viking Energy Group, Inc., a Nevada corporation (the “Buyer”) and Jedda Holdings LLC, a Wyoming limited liability company (the “Seller”).

This Agreement sets forth the terms and conditions upon which the Seller is selling to the Buyer and the Buyer is purchasing from the Seller fifty-one Common Units of Viking Protection Systems, LLC, a Nevada limited liability company (the “Company”), constituting 51% of the membership interests of the Company (hereinafter referred to as the “Units”).

In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I. SALE OF THE UNITS

1.01 Units being Sold. Subject to the terms and conditions of this Agreement, the Seller agrees to sell the Units to the Buyer.

1.02 Purchase Price. As consideration for the Units, the Buyer agrees to issue to the Seller, shares of Convertible Preferred Stock of the Buyer with a face value of $10,000 per share (the “Preferred Shares”), or pay cash to the Seller, if applicable, as follows:

a.

475 Preferred Shares will be issued to the Seller on closing, and such shares will be convertible into shares of common stock of the Buyer (“Viking Common Stock”) based on a conversion price of $0.60 per share:

b.

upon the sale of ten thousand units of the electric transmission ground fault prevention trip signal engaging system (the “System”), the Buyer shall, at the option of the Seller (i) pay the Seller $1,000,000 in cash; or (ii) issue to the Seller 100 Preferred Shares convertible into Viking Common Stock based on a conversion price of $0.75 per share;

c.

upon the sale of twenty thousand units of the System, the Buyer shall, at the option of the Seller (i) pay the Seller $2,000,000 in cash; or (ii) issue to the Seller 200 Preferred Shares convertible into Viking Common Stock based on a conversion price of $1.00 per share;

d.

upon the sale of thirty thousand units of the System, the Buyer shall, at the option of the Seller (i) pay the Seller $3,000,000 in cash; or (ii) issue to the Seller 300 Preferred Shares convertible into Viking Common Stock based on a conversion price of $1.25 per share;

e.

upon the sale of fifty thousand units of the System, the Buyer shall, at the option of the Seller (i) pay the Seller $4,000,000 in cash; or (ii) issue to the Seller 400 Preferred Shares convertible into Viking Common Stock based on a conversion price of $1.50 per share; and

f.

upon the sale of one hundred thousand units of the System, the Buyer shall, at the option of the Seller (i) pay the Seller $6,000,000 in cash; or (ii) issue to the Seller 600 Preferred Shares convertible into Viking Common Stock based on a conversion price of $2.00 per share.

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Notwithstanding the above, the Buyer shall not effect any conversion of a Preferred Shares, and the Seller shall not have the right to convert any Preferred Shares, to the extent that after giving effect to the conversion, the Seller (together with the Seller’s affiliates, and any persons acting as a group together with the Seller or any of the Seller’s affiliates) would beneficially own in excess of 4.99% of the number of shares of the Viking Common Stock outstanding immediately after giving effect to the issuance of shares of Viking Common Stock issuable upon conversion of the Preferred Share(s) by the Seller. The Seller, upon not less than 61 days’ prior notice to the Buyer, may increase or decrease the beneficial ownership limitation provisions of this Section, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of Viking Common Stock outstanding immediately after giving effect to the issuance of shares of Viking Common Stock upon conversion of the Preferred Share(s) held by the Seller and the beneficial ownership limitation provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Buyer.

1.03 Closing. The Closing of the transactions shall take place on February 9, 2022, or at such other date and time as the parties may mutually agree in writing.

1.04 Delivery by the Seller. At the Closing, the Seller shall deliver the Units to the Buyer as directed by the Buyer.

II. RELATED TRANSACTIONS

2.01 Finders. The Seller and the Buyer acknowledge, respectively, that there were no finders with respect to the transaction contemplated herein that either is obligated to.

2.02 Other Buyers. The Seller acknowledges that it has not solicited any other buyer to purchase Units of the Company besides the Buyer. The Seller further acknowledges that there has been no influence exerted over the Seller by any officer or director of the Company regarding the sale of Seller’s Units.

III. REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants as follows:

3.01 Authority; No Violation. The execution and delivery of this Agreement by the Seller, and the consummation of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Seller is a party or by which the Seller is bound.

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3.02 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

IV. REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer hereby represents and warrant as follows:

4.01 Authority; No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby by Buyer has been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

4.02 Representations Regarding the Acquisition of the Units.

(a) The Buyer understands the speculative nature and the risks of investments associated with the Company and confirms that it is able to bear the risk of the investment;

(b) The Buyer has had the opportunity to ask questions of the Seller and receive additional information about the Company, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any such purchase. Further, the Buyer has been given an opportunity to question the Seller and receive related documentation to the purchase;

(c) The Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Units, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Units; and

(d) In evaluating the merits of the purchase of the Units, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Seller.

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 V. SURVIVAL OF REPRESENTATIONS

5.01 Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

VI. ADDITIONAL CONDITIONS TO CLOSING

6.01 Obligation of Buyer to Close. The Buyer shall not be obligated to close this transaction unless it is satisfied, following reasonable investigation, that all of the representations of Seller as of the date of execution of this Agreement and as of the date of Closing under this Agreement are true and correct in all material respects.

6.02 Obligation of Seller to Close. The Seller shall not be obligated to close this transaction unless it is satisfied, following reasonable investigation, that all of the representations of the Buyer as of the date of execution of this Agreement and as of the date of Closing under this Agreement are true and correct in all material respects.

VII. INDEMNIFICATION

7.01 [Intentionally deleted].

VIII. MISCELLANEOUS

8.01 Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

8.02 Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

8.03 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

8.04 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

8.05 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

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8.06 Confidentiality. Each party hereby agrees that all information provided by the other party and identified as “confidential” will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

8.07 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified on the signature page hereto, with a copy sent as indicated on the signature page.

8.08 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.09 Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada in respect of contracts, and the State of Nevada, in respect of matters of a corporate nature.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first above written.

BUYER:

Viking Energy Group, Inc.

By:	/s/ James A. Doris
Name: James A. Doris
Title: Chief Executive Officer

SELLER:

Jedda Holdings LLC

By:	/s/ Curt Bernhardt
Name: Curt Bernhardt
Title: Manager

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